SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(RULE 13d - 102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d) AND
AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No.___)*

American Capital, Ltd.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

02503Y103
(CUSIP Number)

April 19, 2010
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]Rule 13d-1(b)
[x]Rule 13d-1(c)
[ ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on the Following Pages)

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson & Co. Inc.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

43,725,000

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

43,725,000

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,725,000

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.5%

12.TYPE OF REPORTING PERSON*

IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Advantage Master Ltd.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

4,271,549

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

4,271,549

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,271,549

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.5%

12.TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Advantage Plus Master Ltd.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

9,200,181

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

9,200,181

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,200,181

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.3%

12.TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Advantage Select Master Fund Ltd.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

88,691

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

88,691

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

88,691

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson International Ltd.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

2,695,120

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

2,695,120

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,695,120

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.0%

12.TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Enhanced Ltd.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

7,538,947

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

7,538,947

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,538,947

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%

12.TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Recovery Master Fund Ltd.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

14,500,000

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

14,500,000

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,500,000

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.2%

12.TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Partners L.P.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

984,876

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

984,876

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

984,876

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%

12.TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Partners Enhanced, L.P.

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

1,404,403

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

1,404,403

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,404,403

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.5%

12.TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

John Paulson

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)[x]
(b)[ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER

0

6.SHARED VOTING POWER

43,725,000

7.SOLE DISPOSITIVE POWER

0

8.SHARED DISPOSITIVE POWER

43,725,000

9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,725,000

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*[ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.5%

12.TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This Schedule 13G reflects the Shares (as defined below) held by the Reporting Persons (as defined below) as of April 28, 2010.

ITEM 1(a).Name of Issuer:

American Capital, Ltd. (“Issuer”)

Item 1(b).Address of Issuer's Principal Executive Offices:

2 Bethesda Metro Center
14th Floor
Bethesda, Maryland 20814

Item 2(a).Name of Persons Filing:

The names of the persons filing this statement on Schedule 13G (the "Reporting Persons") are:

•	Paulson & Co. Inc. (“Paulson & Co.”);
•	Paulson Advantage Master Ltd. (“Advantage Master”);
•	Paulson Advantage Plus Master Ltd. (“Advantage Plus Master”);
•	Paulson Advantage Select Master Fund Ltd. (“Select Master”);
•	Paulson International Ltd. (“International”);
•	Paulson Enhanced Ltd. (“Enhanced Ltd.”);
•	Paulson Recovery Master Fund Ltd. (“Recovery Master”);
•	Paulson Partners L.P. (“Paulson Partners”);
•	Paulson Partners Enhanced, L.P. (“Enhanced LP”); and
•	John Paulson

Item 2(b).Address of Principal Business Office or, if None, Residence:

Paulson & Co., Paulson Partners, Enhanced LP and John Paulson each have a business address at 1251 Avenue of the Americas, 50th Floor, New York, New York  10020.

Advantage Master, Advantage Plus Master, Select Master, International, Enhanced Ltd. and Recovery Master each have a business address at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, KY1-1104, Cayman Islands.

Item 2(c).Citizenship:

Paulson & Co. is a Delaware corporation.

Each of Advantage Master, Advantage Plus Master, Select Master, International, Enhanced Ltd. and Recovery Master is a Cayman Islands exempted company.

Each of Paulson Partners and Enhanced LP is a Delaware limited partnership.

John Paulson is a United States citizen.

Item 2(d).Title of Class of Securities

Common Stock, $.01 par value (“Common Stock”)

Item 2(e).   CUSIP Number:  02503Y103

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)[ ]Broker or dealer registered under Section 15 of the Exchange Act.

               (b)[ ]Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)[ ]Insurance company defined in Section 3(a)(19) of the Exchange Act.

               (d)[ ]Investment company registered under Section 8 of the Investment Company Act.

               (e)[ ]An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

                (f)[ ]An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                (g)[ ]A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                (h)[ ]A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                 (i)[ ]A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                 (j)[ ]Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [x]

Item 4.Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Collectively, the Reporting Persons beneficially own 43,725,000 shares of Common Stock representing 15.5% of the outstanding Common Stock of the Issuer.

I.      Advantage Master
(a)  Amount individually beneficially owned: 4,271,549
(b)  Percent of class: 1.5%
(c)  Number of shares of Common Stock as to which Advantage Master has:

 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 4,271,549 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 4,271,549 (See Note 1.)

II.     Advantage Plus Master
(a)  Amount individually beneficially owned: 9,200,181
(b)  Percent of class: 3.3%
(c)  Number of shares of Common Stock as to which Advantage Plus Master has:

 (i)     Sole power to vote or direct the vote: 0
 (ii)    Shared power to vote or direct the vote: 9,200,181 (See Note 1.)
 (iii)   Sole power to dispose or direct the disposition: 0
 (iv)   Shared power to dispose or direct the disposition: 9,200,181 (See Note 1.)

III.   Select Master
(a)  Amount individually beneficially owned: 88,691
(b)  Percent of class: Less than 0.1%
(c)  Number of shares of Common Stock as to which Select Master has:

 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 88,691 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 88,691 (See Note 1.)

IV.    International
(a)  Amount individually beneficially owned: 2,695,120
(b)  Percent of class: 1.0%
(c)  Number of shares of Common Stock as to which International has:

 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 2,695,120 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 2,695,120 (See Note 1.)

V.     Enhanced Ltd.
(a)  Amount individually beneficially owned: 7,538,947
(b)  Percent of class: 2.7%
(c)  Number of shares of Common Stock as to which Enhanced Ltd. has:

 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 7,538,947 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 7,538,947 (See Note 1.)

VI. Recovery Master
(a) Amount individually beneficially owned: 14,500,000
(b) Percent of class: 5.2%
(c) Number of shares of Common Stock as to which Recovery Master has:

 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 14,500,000 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 14,500,000 (See Note 1.)

VII.  Paulson Partners
(a)  Amount individually beneficially owned: 984,876
(b)  Percent of class: 0.4%
(c)  Number of shares of Common Stock as to which Paulson Partners has:

 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 984,876 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 984,876 (See Note 1.)

VIII. Enhanced LP
 (a)   Amount individually beneficially owned: 1,404,403
                (b)   Percent of class: 0.5%
                (c)   Number of shares of Common Stock as to which Enhanced LP has:

 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 1,404,403 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 1,404,403 (See Note 1.)

IX.   Paulson’s Separately Managed Accounts
 (a)  Amount individually beneficially owned: 3,041,233
                (b)  Percent of class: 1.1%
                (c)  Number of shares of Common Stock as to which the Separately Managed Accounts hold:
 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 3,041,233 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 3,041,233 (See Note 1.)

X.     Paulson & Co.
 (a)  Amount beneficially owned: 43,725,000
                (b)  Percent of class: 15.5%
                (c)  Number of shares of Common Stock as to which Paulson & Co. holds:
 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 43,725,000 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 43,725,000 (See Note 1.)

XI.   John Paulson
 (a)  Amount beneficially owned: 43,725,000
                (b)  Percent of class: 15.5%
                (c)  Number of shares of Common Stock as to which John Paulson holds:
 (i)    Sole power to vote or direct the vote: 0
 (ii)   Shared power to vote or direct the vote: 43,725,000 (See Note 1.)
 (iii)  Sole power to dispose or direct the disposition: 0
 (iv)  Shared power to dispose or direct the disposition: 43,725,000 (See Note 1.)

Note 1:  Paulson & Co. provides investment management services to Advantage Master, Advantage Plus Master, Select Master, International, Enhanced Ltd., Recovery Master and the Separately Managed Accounts, and is a general partner of Paulson Partners and Enhanced LP.  John Paulson is the controlling person of Paulson & Co.  Each of the Funds and the Separately Managed Accounts may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares of Common Stock reported in this Schedule 13G with Paulson & Co. and John Paulson.

Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Act”), each of the Reporting Persons declare that the filing of this Schedule 13G shall not be construed as an admission that it or he, for purposes of Section 13(d) or 13(g) of the Act, is the beneficial owner of any securities covered by this Schedule 13G.

Item 5.Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following
[ ].

Item 6.Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.Identification and Classification of Members of the Group.

See Item 2(a) in lieu of an Exhibit.

Item 9.Notice of Dissolution of Group.

Not applicable.

Item 10.Certification.

By signing below each of the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 29, 2010

PAULSON & CO. INC.

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON ADVANTAGE MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON ADVANTAGE PLUS MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON ADVANTAGE SELECT MASTER FUND LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON INTERNATIONAL LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON ENHANCED LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON RECOVERY MASTER FUND LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON PARTNERS L.P.
By: Paulson Advisers LLC, general partner
By: Paulson & Co. Inc., managing member

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON PARTNERS ENHANCED L.P.
By: Paulson Advisers LLC, general partner
By: Paulson & Co. Inc., managing member

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

/s/ Stuart L. Merzer
      Stuart L. Merzer, as Attorney-in-Fact
      For John Paulson

EXHIBIT A
JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock of American Capital, Ltd. dated as of April 29, 2010 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  April 29, 2010

PAULSON & CO. INC.

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON ADVANTAGE MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON ADVANTAGE PLUS MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON ADVANTAGE SELECT MASTER FUND LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON INTERNATIONAL LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON ENHANCED LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON RECOVERY MASTER FUND LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON PARTNERS L.P.
By: Paulson Advisers LLC, general partner
By: Paulson & Co. Inc., managing member

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

PAULSON PARTNERS ENHANCED L.P.
By: Paulson Advisers LLC, general partner
By: Paulson & Co. Inc., managing member

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
              Chief Compliance Officer

/s/ Stuart L. Merzer
      Stuart L. Merzer, as Attorney-in-Fact
      For John Paulson

EXHIBIT B

POWER OF ATTORNEY

The undersigned hereby makes, constitutes and appoints Stuart Merzer as the undersigned’s true and lawful authorized representative, attorney-in-fact and agent, with the power individually to execute for and on behalf of the undersigned and to file with and deliver to the United States Securities and Exchange Commission and any other authority or party required or entitled to receive the same: (a) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (b) any Schedule 13D or Schedule 13G, and any amendments thereto, on behalf of the undersigned in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder.

                The undersigned also hereby grants to such attorney-in-fact the full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the 1934 Act or any other provision of the 1934 Act or the rules promulgated thereunder.

                 This Power of Attorney shall remain in full force and effect until earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

                 IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of October 29, 2008.

/s/ John Paulson
John Paulson

ACKNOWLEDGEMENT IN NEW YORK STATE

STATE OF NEW YORK, COUNTY OF NEW YORK ss.:

On October 29, 2008, before me, the undersigned personally appeared, John Paulson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
/s/ Marsha Rojas
Marsha Rojas
 (signature and office of individual taking acknowledgement)

[Notary Stamp and Seal]